PROSPECTUS SUPPLEMENT To Prospectus dated August 16, 2012	Filed Pursuant to Rule 424(b)(7) Registration No. 333-183336

MOLYCORP, INC.
COMMON STOCK

23,824,050 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated August 16, 2012 (the “Prospectus”), as supplemented and amended by that certain prospectus supplement dated April 4, 2014 (the “Supplement”), that forms a part of our Registration Statement on Form S-3 (Registration No. 333-183336), relating to the offer and sale of up to 23,824,050 shares of our common stock by the selling stockholders listed on page S-2 of the Supplement, including their donees, pledgees, transferees or other successors-in-interest. We will not receive any proceeds from any resale of these shares.
This prospectus supplement should be read in conjunction with the Prospectus and the Supplement. This prospectus supplement updates and supplements certain information in the Prospectus and the Supplement. If there is any inconsistency between the information in the Prospectus, the Supplement and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and the Supplement, including any amendments or supplements thereto. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus and the Supplement.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MCP.” The last reported sale price of our common stock on the NYSE on August 18, 2014 was $2.15 per share.
Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” on page S-2 of the Supplement and the information included and incorporated by reference in this prospectus supplement.
Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We are filing this prospectus supplement to reflect the transfer by Traxys S.à.r.l. (“Traxys”) of all of its shares of our common stock to T-IS Holdings LP. This prospectus supplement also reflects that Mark S. Kristoff does not have beneficial ownership of the shares of our common stock held by T-IS Holdings LP, although he is a member of the board of directors of its general partner, which currently consists of eleven members. The information in the following table is presented as of the date set forth below to reflect the above-referenced transaction and supplements the information in the table appearing under the heading “Selling Stockholders” beginning on page S-2 of the Supplement, including any amendments or supplements thereto, which we refer to herein as the Selling Stockholder Table. This prospectus supplement does not impact any other selling stockholders set forth in the Selling Stockholder Table.

S-1

The Selling Stockholder Table is hereby amended and supplemented by amending the information pertaining to Traxys and Mr. Kristoff, respectively, and amending the contents of the corresponding footnote to the Selling Stockholder Table to read as set forth below.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each of the selling stockholders named in the table below has sole voting and investment power with respect to all shares of common stock that it beneficially owns, subject to applicable community property laws. The table below is based upon information supplied by the selling stockholders listed therein.
The information shown in the table with respect to the percentage of shares of common stock beneficially owned after the offering of common stock is based on 244,773,589 shares of common stock outstanding at August 15, 2014.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock That May be	Shares of Common Stock Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percentage	Offered Hereby	Number	Percentage
T-IS Holdings LP	3,388,232	1.4%	2,641,054	747,178	*
Mark S. Kristoff	550,309(2)(3)	*	434,530	115,779	*
__________

*	Less than 1% of the outstanding common stock.

(1)	Assumes all of the shares of common stock offered pursuant to this prospectus supplement are sold.

(2)
Includes 31,606 shares of the Company's common stock issuable to Mr. Kristoff upon the exercise of restricted stock units, each of which represents the right to receive one share of the Company's common stock, that are fully vested and are payable after Mr. Kristoff's separation from service as a director of the Company.

(3)	Includes 518,703 shares of the Company's common stock held by Mr. Kristoff.
August 18, 2014

S-2